Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                Building DreamStar Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate		Amount of Registration Fee
Fees Previously Paid	Equity	Ordinary shares, par value $0.0001 per share (2)	Rule 457(a)	5,290,000	$6.00	$31,740,000	0.0001091	(3)	$3,462.84	(3)(4)
		Total Offering Amounts				$31,740,000			$3,462.84
		Total Fees Previously Paid							$3,462.84
		Total Fee Offset
		Net Fee Due							$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to additional shares that Univest Securities, LLC, the representative of the underwriters has the option to purchase to cover over-allotments, if any.
(2)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	The fee rate used for the purpose of computing the amount of registration fee was the then effective fee rate on February 25, 2021, the date on which this registration statement was first filed with the SEC.
(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.